Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Overseas Shipholding Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the incorporation by reference of our report dated March 23, 2015 relating to the financial statement schedule, which appears in Amendment No. 1 to such Annual Report on Form 10-K and filed on Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

New York, NY
December 23, 2015